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                                                                    EXHIBIT 99.2


                      FIRST NATIONAL BANKSHARES OF FLORIDA
                           JANUARY 20, 2004 @ 11 A.M.
                             MODERATOR: GARY L. TICE


OPERATOR: (Conference call title and forward-looking statements to be given before introductions.)

TICE: Good morning everyone and thank you for joining us on our inaugural conference call for First National Bankshares of Florida. We are pleased to have this opportunity to discuss our fourth quarter and year-end financial results, but more importantly, to discuss our strategic objectives and to provide guidance for 2004.

First National Bankshares has an excellent franchise serving banking, insurance, investment and wealth


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management clients throughout Southwest and Central Florida. I can tell you that we are extremely excited about the opportunity to continue to grow our organization.

As many of you know, this is our first conference call since our spin-off from F.N.B. Corporation on January 1st. The spin-off was designed to unlock shareholder value by establishing a separate, publicly traded company focused solely on the highly attractive Florida growth market.

This decision has been validated by the market. On July 10th, the day we announced the spin-off, shares of F.N.B. Corporation closed at $29.48. On December 31st, the last day of trading as a single company, shares of F.N.B.


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Corporation closed at $35.45, reflecting a 20% increase since the spin-off was announced.

If you just look at the value of First National Bankshares stock since trading began three weeks ago, our shares have appreciated by about 1%, as of Friday's close.

Clearly, we have unlocked shareholder value. We will continue to look for ways to reward our shareholders.

At this time, I'd like to take a moment to introduce the other members of our senior management team who are with us today:



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         -        Kevin Hale, President and Chief Operating Officer of First
                  National Bankshares of Florida;

         - Garrett Richter, Executive Vice President for First National Bankshares, and President and CEO of First National Bank of Florida;

         - and Bob Reichert, Senior Vice President, Chief Financial Officer and Treasurer of the Corporation.

We will all be available to address any questions you may have once we have finished with our formal presentation.

During the fourth quarter, First National Bankshares of Florida operated as a wholly owned subsidiary of F.N.B.


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Corporation. We believe that separating its financial results from the parent company will give you a basis to evaluate our future performance.

I'd now like to ask Bob to provide you with some details of the results for both the fourth quarter and the year-end.

REICHERT: The historical results for 2003 reflect the performance of First National Bank of Florida and the Florida operations of Roger Bouchard Insurance and First National Wealth Management Company.

For the three months ended December 31, 2003, net income was $4.1 million, or $0.09 per diluted share. During the quarter, we incurred after-tax merger and


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restructuring expenses related to the spin-off totaling $6.5 million, or $0.14 per diluted share.

Revenue for the fourth quarter, consisting of net interest income on a tax equivalent basis and non-interest income, totaled $47.9 million. This represented an annualized increase of 11.8% over the third quarter of 2003.

For the full year, net income totaled $31.8 million, or $0.68 per diluted share. This amount included after-tax merger and restructuring expenses of $8.4 million, or $0.17 per diluted share.

Excluding merger and restructuring expenses, the Return on Average Assets was 1.14% and the Return on Average


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Equity was 9.52% for the quarter. For the full year, the ROA was 1.15% and the
ROE was 10.00%. The ROE is significantly influenced by the level of capital required to be assigned to intangibles for regulatory capital requirements. The Cash Basis Return on Equity was 16.6% for both the quarter and the full year.

Net interest income on a tax-equivalent basis was $33.2 million for the fourth quarter, compared to $31.5 million during the third quarter. For the full year, net interest income on a tax-equivalent basis was $125.7 million.

Growth in loans provided the boost to net interest income, up 4.9% from the third quarter. Organic growth exclusive of Southern Exchange Bank was 15% for the year.



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The yield on earning assets improved 6 basis points from 5.31% in the third quarter to 5.37% in the fourth quarter.

In addition, this performance was helped by a 9 basis point reduction in the cost of funds during the fourth quarter.

The net interest margin for the fourth quarter was 4.11%. This reflects a positive trend from the 3.97% in the third quarter.

We do expect margin compression of 5-7 basis points during the first quarter of 2004, resulting primarily from the issuance of $40 million in trust preferred securities


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and the $17 million of subordinated borrowings in late December in connection with the spin-off.

Now let me address the investment portfolio. Since the acquisition of Southern Exchange Bank, we have been proactively reducing our exposure to fixed income securities as investment securities have decreased by $132 million and represent 24% of earning assets, compared to 26% as of the acquisition date. At December 31, 2003, a 100 basis point immediate increase in interest rates would reduce the value of our investment portfolio by 4.7%, which is an improvement from 5.2% at September 30, 2003.

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I might also add that we recently appointed David Sweeney as our Chief
Investment Officer. David previously was a principal with Ernst & Young in Pittsburgh. He brings a tremendous amount of capital markets experience to our team and will be instrumental in directing our key investment strategies.

Non-interest income, which includes revenue from trust, securities and insurance operations, for the fourth quarter was $14.7 million. For the full year, non-interest income totaled $62.4 million, representing over 33% of total revenues.

Non-interest expense for the fourth quarter was $37.5 million, which included $8.7 million of pre-tax merger


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and restructuring expenses. During the third quarter, non-interest expense was
$33.0 million, which included $1.9 million of merger and restructuring expenses.

Excluding merger and restructuring expenses, non-interest expense improved by $2.3 million on a linked quarter basis, reflecting the implementation of cost savings from the spin-off and the elimination of certain executive and performance bonuses in 2003. Of this amount, $1.6 million, or $0.02 per diluted share, represented the elimination of executive and performance bonuses.

For the full year, non-interest expense totaled $130.3 million, which included $11.7 million in merger and restructuring expenses.

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As I previously stated, these results are based on historical operating results and do not reflect a full year of the gross pre-tax savings associated with the restructuring of approximately $5.6 million. In addition, the historical financials do not provide for the additional expenses which will be incurred as a separate, publicly traded company. Examples of such costs include legal, investor relations, internal and external audit, shareholder services, director fees, and salary and benefits for the addition of certain staff functions. The pre-tax impact of these additional expenses is approximately $1.4 million.

The historical financials also do not give effect to the additional interest expense of approximately $2.2 million


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resulting from the issuance of $40 million in trust preferred and $17 million in subordinated borrowings.

On a pro forma basis, 2003 diluted earnings per share, excluding merger and restructuring expenses, would be $0.83. The pro forma results should also be reduced by $0.02 per share for the elimination of certain executive and performance bonuses as well as an additional $0.01 for spin-related cost savings, which were realized in the fourth quarter. Factoring these items would result in comparative earnings of $0.80 per diluted share in 2003.

Finally, I would like to address tangible capital. At December 31, 2003, our tangible capital to total assets



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was 5.1%. In 2004, we anticipate our tangible capital to increase to approximately 5.4%.

Should we experience a 100 basis point increase in interest rates in 2004, the decrease in the market value of our investment portfolio, as required by FAS 115, would result in tangible capital of around 5.0%.

I will now turn presentation over to Kevin so that he may address our wealth management and insurance operations.

HALE: First National Bankshares provides a broad range of personal and corporate fiduciary services through its subsidiary, First National Wealth Management Company. As of December 31, 2003, the market value of corporate-


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wide trust assets under management totaled approximately $910 million. This is truly an astounding amount considering that we only began to focus on this important area three years ago in Florida. This year, we have our sights set on surpassing the $1.2-billion-dollar mark.

For the year, total Florida wealth management revenue increased 40% to $6.5 million. In 2004, we expect wealth management revenue to grow 25% to over $8 million.

In 2003, new recurring trust business was up $262,000, or 40%. At the same time, retail investment sales increased by $1.1 million, or 43%. This year, new trust sales are



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projected to double, while retail investment sales are projected to increase at about the same level as last year.

There are basically three things that we will be focusing on in the wealth management area to boost revenues:

1). Sales growth through the continued integration of retail investments and traditional trust services;

2). Expansion of private banking and fee-based financial planning;

3). Increasing the sale of life and long-term care insurance.


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Our insurance agency, Roger Bouchard Insurance, also had a very successful year.
For the 12 months ended December 31, 2003, gross commission revenues totaled more than $26 million. This, too, represents a significant amount of growth as we only entered the insurance business with our first agency acquisition four years ago when gross commission revenues were $6 million per year.

In 2004, we expect gross commission revenues from our Florida insurance operations to exceed $33 million.

Our insurance agency thrives on referrals from our bankers. We track revenue generated from referrals. In 2003, about half a million dollars in insurance revenue


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was generated from qualified bank referrals. This year, our target is to generate more than three quarters of a million dollars in revenue from this source.

We have the agents and offices in place to handle the flow of both retail and commercial referrals from our bankers.

Currently, non-interest income represents 33% of total revenue. This places us at the high end of our peer group.

Overall, we expect fee income to increase 25% in 2004, excluding deposit-related fees.

At this time, I would like to turn the presentation over to Garrett, who will address our Florida banking operations.


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RICHTER: First National Bank of Florida has enjoyed another successful year with significant organic growth as well as growth through mergers and acquisitions.
As of December 31, 2003, we had total assets of more than $3.7 billion and approximately $3.0 billion in total deposits and repurchase agreements.

Among the most notable achievements in 2003 was the acquisition of Southern Exchange Bank in Tampa. This acquisition, which was completed in March and actually integrated in October, gives First National Bank more than $1 billion in deposits and 28 full-service financial centers in the significant and diverse Tampa Bay market.


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On a statewide basis, the Bank has a total of 59 full-service financial centers.
These offices are located along the west coast from the Marco Island/Naples area north to Tampa Bay and over to the Orlando area, representing some of the country's most attractive growth markets.

Historically, the population of Southwest and Central Florida has grown at a much faster pace than the rest of the United States. From 1990 to 2002, the population in the markets we serve grew 44%, compared with just 15% for the United States and 28% for the state of Florida.

This trend is expected to continue. In fact, the population growth in the markets we serve through the year 2007



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is projected to be 14%, compared with just 5% for the United States and 10% for the state of Florida.

In addition, the median household income in Southwest and Central Florida exceeds other parts of the country and is projected to continue to grow at a much faster rate.

Through the year 2007, the median household income in the markets we are serving is projected to increase 19%. This compares with 14% for the state of Florida and 16% for the United States over the same period. Let me also add that in our Naples market, where we enjoy over 13% of the total market, the median household income is projected to grow by 23% during this period. With only


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10 offices in Naples, we rank third among 32 financial institutions in market share measured by deposits.

In 2004, we have plans to open at least four new branch offices to capitalize on both new and existing markets throughout the state. Three of these locations have already been announced in Naples, Fort Myers and Port Charlotte. We are currently in negotiations on another location that will become our 12th office in the fast-growing, dynamic Naples market.

This branch expansion plan follows our strategy of opening three to five new offices per year in key markets.


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We also will continue to recognize and take advantage of opportunities in the merger and acquisition arena for quality growth as our geographic area expands. We have a proven track record of successful acquisitions, having completed 10 bank purchases in Florida since 1997.

If we do an acquisition, it will have to offer the necessary market growth opportunities, but the institution must also share our culture and focus on superior credit quality.

For 2004, we project continued double-digit loan growth and double-digit deposit growth. Our emphasis will be on commercial loan growth, an area we feel we have a significant competitive edge. That edge is our knowledge of the markets and a streamlined loan approval process


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that enables us to respond to loan requests much faster than our competitors.
Our existing customers and our new customers continually verify this edge.

Currently, we have more than $137 million in the commercial pipeline today. And I'm pleased to report that more than $64 million of that pipeline is originating in our Tampa Bay market. This is a strong indication that we will realize the opportunities we projected when we entered this significant market. Or said differently, it is definite proof that we are executing our plan in Tampa.

Credit quality remained strong during the period. As of December 31, 2003, the allowance for loan losses, which


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totaled $28.1 million, was 1.15% of total loans. This compares to 1.13% during the third quarter of 2003.

Non-performing assets represented only 15 basis points of total assets, compared to 16 basis points at the end of the third quarter. The coverage ratio of the allowance for loan losses to non-performing loans was 509%.

Annualized net charge-offs for the fourth quarter of 2003 were 14 basis points, and 13 basis points for the full year.

Asset quality continues to be the foundation for our profitability and growth. We expect our strong credit history to continue.


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During the fourth quarter, we did recognize an additional provision of $1 million related to a single problem loan.

Gary, I believe you have some closing remarks?


TICE: For 2004, our ROA and ROE are projected to be around 1.1% and 11.3%, respectively. I do want to point out, however, that the cash basis return on equity for 2004 is expected to exceed 22%. For the year, we forecast earnings per share in the range of $0.92 to $0.96, which represents another year of double-digit earnings growth. This is based on 47.6 million diluted shares outstanding. For the first quarter of 2004, we project earnings per share in a range of $0.20 to $0.22.



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We also will remain well capitalized with tier 1 leverage capital at 6% and risk-based capital in excess of 10%.

How will we achieve these targets? By doing what we do best, providing a complete line of financial products and services coupled with a superior level of customer service, all tailored specifically to the growing Florida market.

We have one of the state's largest and most attractive banking franchises with concentrated market share in some of the state's best markets. Having said that, we expect to remain a buyer in the Florida marketplace.


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We will seek to further expand our presence through mergers and acquisitions as well as de novo branching in both new and existing markets within our footprint.

As I have stated before, our emphasis is on expansion in the Florida market. But I want to share with you that we will NOT sacrifice earnings for the sake of growth alone. When we do an acquisition, it will NOT be dilutive to shareholders. The transaction must be accretive to earnings by the 12th month of operation. This has been our past practice, and I expect it to continue.

Many have inquired about our dividend. I can tell you that the payout ratio from earnings will be in the range of 28% to 32%, or, in other words, $0.28 per share on an annual


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basis. The balance of earnings will be reinvested in the growth of our Florida franchise.

At this point, I would like to clarify a statement I made regarding the tax status of First National Bankshares.

In a previous conference call, I mentioned that IRS rules prohibited a sale of our company for a two-year period following the spin-off for tax purposes. THAT WAS NOT CORRECT.

Under the applicable tax regulations, not all changes in ownership would trigger adverse tax consequences. In general, the consequences of a change in ownership will depend on the extent of any, and I'm quoting from the tax


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regulations, "agreement, understanding, arrangement, or substantial negotiations" with respect to the transaction before the spin-off was completed.

Obviously, we would consult with our tax advisors before and if we engaged in any transaction. But clearly First National Bankshares of Florida is not subject to an absolute two-year moratorium regarding its ownership.

Looking ahead, we remain very confident about our ability to achieve the target goals that we've set. We have a proven management team in place; we serve some of the very best markets in the entire nation; and we have a strong, distinctive and effective brand.


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Once again, I would like to thank everyone for participating in today's conference call, and remind you that this call will be available for replay through January 27th. For those who are interested, a copy of the presentation will also be available on our new corporate web site at www.firstnationalbankshares.com

I am now going to turn the presentation over to the operator and ask if he would poll the audience for any questions. Thank you for listening.


In response to a question from John Pandtle, of Raymond James & Associates during the Q&A, Bob Reichert replied: "During the third quarter, premium amortization



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on securities totaled $1.7 million. In the fourth quarter, amortization on securities totaled $842,000."



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